EXHIBITS	Exhibit 7.2

BARCLAYS BANK PLC

RATIO OF EARNINGS TO FIXED CHARGES - UK GAAP

	Year ended 31st December
	2003	2002	2001
	(in £ millions except for ratios)
FIXED CHARGES
Interest expense	10,754	10,153	13,311
Rental expense	85	87	95

Total fixed charges	10,839	10,240	13,406

EARNINGS
Income before taxes and minority interests	3,845	3,203	3,423
Less: Unremitted pre-tax (income) /loss of associated companies and joint ventures	(21)	11	13

	3,824	3,214	3,436

Fixed charges	10,839	10,240	13,406

Total earnings including fixed charges	14,663	13,454	16,842

RATIO OF EARNINGS TO FIXED CHARGES	1.35	1.31	1.26

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE

DIVIDENDS AND SIMILAR APPROPRIATIONS - UK GAAP

	Year ended 31st December
	2003	2002	2001
	(in £ millions except for ratios)
COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS
Interest expense	10,754	10,153	13,311
Rental expense	85	87	95

Fixed charges	10,839	10,240	13,406
Preference share dividends and similar appropriations	—	—	7

Total fixed charges	10,839	10,240	13,413

EARNINGS
Income before taxes and minority interests	3,845	3,203	3,423
Less: Unremitted pre-tax (income) /loss of associated companies and joint ventures	(21)	11	13

	3,824	3,214	3,436
Fixed charges	10,839	10,240	13,406

Total earnings including fixed charges	14,663	13,454	16,842

RATIO OF EARNINGS TO COMBINED FIXED CHARGES, PREFERENCE SHARE DIVIDENDS AND SIMILAR APPROPRIATIONS	1.35	1.31	1.26